                                                                     EXHIBIT 2.3





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                PROXICOM, INC.,

                           PROXICOM MERGER SUB, INC.,

                             IBIS CONSULTING, INC.,

                                      AND

                   THE STOCKHOLDERS OF IBIS CONSULTING, INC.





                          DATED AS OF AUGUST 21, 1998

                               TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
ARTICLE I  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     SECTION 1.1. The Merger.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     SECTION 1.2. Effective Time.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.3. Effect of the Merger.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.4. Articles of Incorporation; Bylaws.  . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.5. Directors and Officers.   . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.6. Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     SECTION 1.7. Subsequent Actions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     SECTION 1.8. Tax and Accounting Treatment of the Merger.   . . . . . . . . . . . . . . . .   3
ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . .   4
     SECTION 2.1. Conversion of Securities.   . . . . . . . . . . . . . . . . . . . . . . . . .   4
     SECTION 2.2. Escrowed Merger Stock; Stockholders' Representative.  . . . . . . . . . . . .   4
     SECTION 2.3. Exchange of Certificates.   . . . . . . . . . . . . . . . . . . . . . . . . .   5
     SECTION 2.4. Stock Transfer Books.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     SECTION 2.5. Transferability of Acquiror Common Stock.   . . . . . . . . . . . . . . . . .   6
     SECTION 2.6. Legend.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     SECTION 2.7. Conversion of Company Stock Options.  . . . . . . . . . . . . . . . . . . . .   8
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS . . . . . . . .   9
     SECTION 3.1. Organization and Qualification.   . . . . . . . . . . . . . . . . . . . . . .   9
     SECTION 3.2. Subsidiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     SECTION 3.3. Articles of Incorporation and Bylaws.   . . . . . . . . . . . . . . . . . . .   9
     SECTION 3.4. Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     SECTION 3.5. Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     SECTION 3.6. No Conflict; Required Filings and Consents.   . . . . . . . . . . . . . . . .   10
     SECTION 3.7. Company Financial Statements; No Liabilities.   . . . . . . . . . . . . . . .   11
     SECTION 3.8. Accounts Receivable.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     SECTION 3.9. Absence of Certain Changes or Events.   . . . . . . . . . . . . . . . . . . .   12
     SECTION 3.10. Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     SECTION 3.11. Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     SECTION 3.12. Contracts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     SECTION 3.13. Real Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     SECTION 3.14 Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     SECTION 3.15. Environmental Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     SECTION 3.16 Absence of Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     SECTION 3.17 Pooling of Interests.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

     SECTION 3.18. Books and Records.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     SECTION 3.19. Taxes and Assessments.   . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     SECTION 3.20. Employment Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     SECTION 3.21. Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     SECTION 3.22. Transactions with Related Parties.   . . . . . . . . . . . . . . . . . . . .   23
     SECTION 3.23. Insurance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     SECTION 3.24. Permits.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     SECTION 3.25. Brokers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     SECTION 3.26. Minute Books.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     SECTION 3.27. Reorganization Treatment.  . . . . . . . . . . . . . . . . . . . . . . . . .   24
     SECTION 3.28 HSR Act Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     SECTION 3.29. Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS  . . . . . . . . . . . . . . . .   25
     SECTION 4.1. Authority and Capacity.   . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     SECTION 4.2. Absence of Violation.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     SECTION 4.3. Restrictions and Consents.  . . . . . . . . . . . . . . . . . . . . . . . . .   25
     SECTION 4.4. Title to Capital Stock.   . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     SECTION 4.5. Non-Registration of Securities; Purchase for Investment Only.   . . . . . . .   26
     SECTION 4.6. Ability of Stockholder to Evaluate Investment and Bear Economic Risk.   . . .   27
     SECTION 4.7. Waiver of Dissenter's Rights.   . . . . . . . . . . . . . . . . . . . . . . .   27
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF ACQUIROR . . . . . . . . . . . . . . . . . . . . .   27
     SECTION 5.1. Organization and Qualification.   . . . . . . . . . . . . . . . . . . . . . .   27
     SECTION 5.2. Certificate of Incorporation and Bylaws.  . . . . . . . . . . . . . . . . . .   28
     SECTION 5.3. Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     SECTION 5.4. Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     SECTION 5.5. No Conflict; Required Filings and Consents.   . . . . . . . . . . . . . . . .   29
     SECTION 5.6. Acquiror Financial Statements; No Liabilities.  . . . . . . . . . . . . . . .   29
     SECTION 5.7. Accounts Receivable.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     SECTION 5.8. Absence of Certain Changes or Events.   . . . . . . . . . . . . . . . . . . .   30
     SECTION 5.9. Absence of Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     SECTION 5.10. Brokers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     SECTION 5.11. Reorganization Treatment.  . . . . . . . . . . . . . . . . . . . . . . . . .   31
     SECTION 5.12. HSR Act Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     SECTION 5.13. Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     SECTION 5.14. Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     SECTION 5.15. Contracts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     SECTION 5.16. Real Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     SECTION 5.17. Intellectual Property.   . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     SECTION 5.18. Environmental Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . .   35

     SECTION 5.19. Pooling of Interests.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     SECTION 5.20. Books and Records.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     SECTION 5.21. Taxes and Assessments.   . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     SECTION 5.22. Employment Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     SECTION 5.23. Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     SECTION 5.24. Transactions with Related Parties.   . . . . . . . . . . . . . . . . . . . .   39
     SECTION 5.25. Insurance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     SECTION 5.26. Permits.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     SECTION 5.27. Minute Books.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     SECTION 5.28. Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
ARTICLE VI  REPRESENTATIONS AND WARRANTIES  OF MERGER SUB . . . . . . . . . . . . . . . . . . .   41
     SECTION 6.1. Organization and Qualification.   . . . . . . . . . . . . . . . . . . . . . .   41
     SECTION 6.2. Articles of Incorporation and Bylaws.   . . . . . . . . . . . . . . . . . . .   41
     SECTION 6.3. Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     SECTION 6.4. No Conflict; Required Filings and Consents.   . . . . . . . . . . . . . . . .   42
ARTICLE VII  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     SECTION 7.1. Affirmative Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     SECTION 7.2. Negative Covenants.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
ARTICLE VIII  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     SECTION 8.1. Consents and Approvals; Filings and Notices.  . . . . . . . . . . . . . . . .   45
     SECTION 8.2. Access to Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     SECTION 8.3. Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     SECTION 8.4. Further Action; Reasonable Best Efforts.  . . . . . . . . . . . . . . . . . .   45
     SECTION 8.5. Public Announcements.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     SECTION 8.6. No Solicitation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     SECTION 8.7. Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     SECTION 8.8. Pooling Accounting.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     SECTION 8.9. Stockholders' Covenants Not To Compete  . . . . . . . . . . . . . . . . . . .   47
     SECTION 8.11. Stockholders' Nominee on Acquiror's Board of Directors.  . . . . . . . . . .   48
     SECTION 8.12. Sale of Certain Merger Stock in Acquiror's IPO.  . . . . . . . . . . . . . .   48
     SECTION 8.13. Additional Acquiror Stock Options.   . . . . . . . . . . . . . . . . . . . .   49
ARTICLE IX  CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     SECTION 9.1. Conditions to Obligations of Acquiror and Merger Sub.   . . . . . . . . . . .   49
     SECTION 9.2. Additional Conditions to Obligations of the Company and the Stockholders.   .   51
ARTICLE X  TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . .   52
     SECTION 10.1. Termination.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     SECTION 10.2. Effect of Termination.   . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     SECTION 10.3. Amendment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     SECTION 10.4. Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53

ARTICLE XI  SURVIVAL OF REPRESENTATIONS; ESCROW ARRANGEMENTS; REMEDIES  . . . . . . . . . . . .   54
     SECTION 11.1. Survival of Representations.   . . . . . . . . . . . . . . . . . . . . . . .   54
     SECTION 11.2. Indemnification by the Stockholders; Escrow Arrangements.  . . . . . . . . .   54
     SECTION 11.3. Third Party Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     SECTION 11.4. Limitation of Liability of Acquiror and Merger Sub.  . . . . . . . . . . . .   57
ARTICLE XII  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     SECTION 12.1. Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     SECTION 12.2. Certain Definitions.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     SECTION 12.3. Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     SECTION 12.4. Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     SECTION 12.5. Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     SECTION 12.6. Specific Performance.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     SECTION 12.7. Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     SECTION 12.8. Third Party Beneficiaries.   . . . . . . . . . . . . . . . . . . . . . . . .   63
     SECTION 12.9. Governing Law.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     SECTION 12.10. Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     SECTION 12.11. Fees and Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

The Exhibits and Schedules to this Agreement and Plan of Merger are not included with this Registration Statement on Form S-1. The Registrant will provide these Exhibits and Schedules upon the request of the Securities and Exchange Commission.

                             Index of Defined Terms


                                                                          Section
                                                                          -------
accredited investor . . . . . . . . . . . . . . . . . . . . . . . . .     4.6
Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
Acquiror Audited Financial Statements . . . . . . . . . . . . . . . .     5.6
Acquiror Balance Sheet Date . . . . . . . . . . . . . . . . . . . . .     5.6
Acquiror Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . .     5.23(a)
Acquiror Common Stock . . . . . . . . . . . . . . . . . . . . . . . .     2.1(a)
Acquiror Commonly Controlled Entity . . . . . . . . . . . . . . . . .     5.23(a)
Acquiror Contract . . . . . . . . . . . . . . . . . . . . . . . . . .     5.15(b)
Acquiror ERISA Plan . . . . . . . . . . . . . . . . . . . . . . . . .     5.23(a)
Acquiror Financial Statements . . . . . . . . . . . . . . . . . . . .     5.6
Acquiror Indemnified Persons  . . . . . . . . . . . . . . . . . . . .     11.2(a)
Acquiror Material Adverse Effect  . . . . . . . . . . . . . . . . . .     12.2(a)
Acquiror Real Property  . . . . . . . . . . . . . . . . . . . . . . .     5.16
Acquiror Software . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(b)
Acquiror Unaudited Financial Statements . . . . . . . . . . . . . . .     5.6
affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(c)
Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
Amended and Restated Registration Rights Agreement  . . . . . . . . .     9.2(h)
Amendment No. 2 to Stockholders' Agreement  . . . . . . . . . . . . .     2.5(b)
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(d)
benefit liabilities . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(c); 5.23(c)
business day  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(e)
California Blue Sky Laws  . . . . . . . . . . . . . . . . . . . . . .     3.6(b)
Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.1(a)
CGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.6
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.6
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.8
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
Company Audited Financial Statements  . . . . . . . . . . . . . . . .     3.7
Company Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . .     3.7
Company Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . .     3.7
Company Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . .     3.21(a)
Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . .     2.1(a)
Company Commonly Controlled Entity  . . . . . . . . . . . . . . . . .     3.21(a)
Company Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .     3.12(a)
Company Custom Software . . . . . . . . . . . . . . . . . . . . . . .     12.2(f)
Company ERISA Plan  . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(a)
Company Financial Statements  . . . . . . . . . . . . . . . . . . . .     3.7
Company Material Adverse Effect . . . . . . . . . . . . . . . . . . .     12.2(g)

                                                                          Section
                                                                          -------
Company Real Property . . . . . . . . . . . . . . . . . . . . . . . .     3.13
Company Unaudited Financial Statements  . . . . . . . . . . . . . . .     3.7
Competitive Business  . . . . . . . . . . . . . . . . . . . . . . . .     8.9(a)
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . .     8.3
control, controlled by, under common control with . . . . . . . . . .     12.2(h)
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.2
employee benefit plans  . . . . . . . . . . . . . . . . . . . . . . .     3.21(a); 5.23(a)
employee pension benefit plan . . . . . . . . . . . . . . . . . . . .     3.21(a); 5.23(a)
Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(i)
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . .     3.15(c)(i)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(a)
Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(a)
Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(a)
Escrow Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(a)
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.1(a)
Government Entity . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(j)
Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . .     3.15(c)(ii)
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(k)
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . .     11.3(a)
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . .     11.3(a)
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . .     12.2(l)
IPO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8.12
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(m)
Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.6
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(n)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.1
Merger Filing Documents . . . . . . . . . . . . . . . . . . . . . . .     1.2
Merger Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.1(a)
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(d)
New Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.7
Noncompete Period . . . . . . . . . . . . . . . . . . . . . . . . . .     8.9(a)
Original Stockholders . . . . . . . . . . . . . . . . . . . . . . . .     2.5(b)
person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(o)
plan of reorganization  . . . . . . . . . . . . . . . . . . . . . . .     1.8
qualified . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(b); 5.23(b)
Related Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(p)
Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.15(c)(iii)
SEC Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.5(c)

                                                                          Section
                                                                          -------
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.5(a)
Stock Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.7
Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
Stockholders' Agreement . . . . . . . . . . . . . . . . . . . . . . .     2.5(b)
Stockholders' Representative  . . . . . . . . . . . . . . . . . . . .     2.2(b)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(q)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . .     1.1
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(r)
Third Party Claim . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(s)
Third Party Products  . . . . . . . . . . . . . . . . . . . . . . . .     3.14(g)
unfunded current liability  . . . . . . . . . . . . . . . . . . . . .     3.21(c); 5.23(c)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 21st day of August, 1998, by and among PROXICOM, INC., a Delaware corporation ("Acquiror"), PROXICOM MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), IBIS CONSULTING, INC., a California corporation (the "Company"), and the undersigned stockholders of the Company (the "Stockholders").

         WHEREAS, the Boards of Directors of each of Acquiror, Merger Sub and the Company have determined that it is in the best interests of their respective companies and stockholders that Merger Sub merge with and into the Company, pursuant to and subject to the terms and conditions of this Agreement and the General Corporation Law of the State of California (the "CGCL") and the General Corporation Law of the State of Delaware ("DGCL");

         WHEREAS, concurrently with the execution of this Agreement and as a further inducement to Acquiror and the Stockholders to enter into this Agreement, Acquiror has entered into an employment agreement with each Stockholder and with each of Kenneth Page and Carsten Sorensen, each of which sets forth the terms and conditions of such Stockholder's and such person's employment with Acquiror from and after the Effective Time (collectively, the "Employment Agreements").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

    SECTION 1.1.    THE MERGER.

         Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL and the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") as a wholly-owned subsidiary of Acquiror. The name of the Company shall continue as the name of the Surviving Corporation.

    SECTION 1.2.    EFFECTIVE TIME.

         At the Closing (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing (a) a merger agreement and required officer's certificates with the Secretary of State of the State of California, and (b) a certificate of merger with the Secretary of State of the State of Delaware (collectively, the "Merger Filing Documents"), all in such form as required by, and executed in accordance with the relevant provisions of the CGCL and the DGCL and in such form as approved by the Company and Acquiror prior to such filing (the date and time that the Merger Filing Documents are deemed effective by the Secretary of State of the State of California and the Secretary of State of the State of Delaware, or such subsequent date or time specified therein being the "Effective Time").


    SECTION 1.3.    EFFECT OF THE MERGER.

         At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.


    SECTION 1.4.    ARTICLES OF INCORPORATION; BYLAWS.

         At the Effective Time, the articles of incorporation of Merger
Sub, as in effect immediately prior to the Effective Time and as amended by the Merger Filing Documents, shall be the articles of incorporation of the Surviving Corporation, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.


    SECTION 1.5.    DIRECTORS AND OFFICERS.

         The director of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall be the initial director of the Surviving Corporation, who will hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Sub shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    SECTION 1.6.    CLOSING.

         Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, unless another date or place is agreed to in writing by the parties hereto.


    SECTION 1.7.    SUBSEQUENT ACTIONS.

         If, at any time after the Effective Time, the Surviving
Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or Assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or Assets in the Surviving Corporation or otherwise to carry out this Agreement.


    SECTION 1.8.    TAX AND ACCOUNTING TREATMENT OF THE MERGER.

         It is intended by the parties hereto that the Merger shall (a) constitute a reorganization of Merger Sub and the Company within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and
(b) qualify for accounting treatment as a pooling of interests under Accounting Principle Board Opinion No. 16. The parties hereby adopt this Agreement as a "plan of reorganization" of Merger Sub and the Company within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES


    SECTION 2.1.    CONVERSION OF SECURITIES.

         At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:

         (a) Outstanding Company Common Stock. Subject to the provision hereof, each share of common stock, no par value, of the Company
(the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2327868 share of common stock, par value $0.01 per share, of Acquiror ("Acquiror Common Stock") (such number, the "Exchange Ratio"), rounded up to the nearest whole number (the shares of Acquiror Common Stock issuable pursuant to this Section 2.1(a) are referred to herein as the "Merger Stock"). All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate") previously evidencing such shares shall thereafter represent only the right to receive Acquiror Common Stock. The Stockholders shall cease to have any rights with respect to such shares of Company Common Stock.

         (b) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no Acquiror Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

         (c)    Merger Sub Stock.  Each share of common stock, par value
$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         (d) No Fractional Shares. No fraction of a share of Acquiror Common Stock shall be issued in connection with the Merger.


    SECTION 2.2.       ESCROWED MERGER STOCK; STOCKHOLDERS' REPRESENTATIVE.

         (a)    When making the issuances of the Merger Stock pursuant to
Section 2.1(a) above, Acquiror shall withhold and retain in escrow from the Stockholders ten percent (10%) of the aggregate number of shares of Acquiror Common Stock issuable pursuant to Section 2.1(a), and rounded up to the nearest whole number (such shares, collectively, the "Escrow Stock"). The Escrow Stock will be placed in escrow pursuant to an Escrow Agreement, in the form of Exhibit A hereto (the "Escrow Agreement"), to be entered into at Closing among Acquiror, the Surviving Corporation, the Stockholders, the Stockholders' Representative (as defined below) and Crestar Bank, as escrow agent (the "Escrow Agent"). The Escrow Stock shall be held in escrow pursuant to the Escrow Agreement. The Escrow Stock shall be registered in the name of the Stockholders and the certificates therefor shall contain a legend to the effect that the Escrow Stock is being held in escrow pursuant to the Escrow Agreement. The Escrow Stock shall be released to the Stockholders or Acquiror, as the case may be, only in accordance with the terms of the Escrow Agreement.

         (b) Each Stockholder hereby appoints Brenda Wong as attorney-in-fact with full power and authority to act for and on behalf of any or all of the Stockholders (with full power of substitution in the premises), in connection with the indemnity provisions of Section 11.2 as they relate to the Stockholders generally and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to review all claims for indemnification asserted by an Acquiror Indemnified Person, and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such claims, (ii) to compromise on their behalf with Acquiror any claims asserted thereunder, (iii) to authorize payments to be made with respect to any such claims for indemnification, (iv) to execute and deliver on behalf of the Stockholders any document or agreement contemplated by or necessary or desirable in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, and (v) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the Stockholders as are authorized in this Agreement (the above named representative, as well as any subsequent representative of the Stockholders appointed by the Stockholders being referred to herein as the "Stockholders' Representative"). Acquiror and Merger Sub shall be entitled to rely on such appointment and treat such Stockholders' Representative as the duly appointed attorney-in-fact of each Stockholder.
Each of the Stockholders, other than the Stockholders' Representative, hereby agrees to indemnify and hold the Stockholders' Representative harmless against all Losses resulting from, imposed upon or incurred by each such Stockholder, directly or indirectly, as a result of the Stockholders' Representative's actions as attorney-in-fact as provided in this Section 2.2(b).


    SECTION 2.3.       EXCHANGE OF CERTIFICATES.

         At the Closing, each Stockholder shall deliver to Acquiror for cancellation, such Stockholder's Certificate(s) representing his or her shares of Company Common Stock held immediately prior to the Effective Time, duly endorsed in blank or with duly executed stock powers attached. In exchange for the Certificates, promptly following the Effective Time, Acquiror shall deliver to each Stockholder a stock certificate representing the aggregate number of whole shares of Merger Stock issuable pursuant to Section 2.1(a) (less shares of Escrow Stock to be deposited in escrow pursuant to Section 2.2(a)), which shares of Merger Stock shall be deemed to have been issued at the Effective Time.


    SECTION 2.4.       STOCK TRANSFER BOOKS.

         At the Effective Time, the stock transfer books of the Company with respect to all shares of Company Common Stock shall be closed and no further registration of transfers of such shares of Company Common Stock shall thereafter be made on the records of the Company.


    SECTION 2.5.       TRANSFERABILITY OF ACQUIROR COMMON STOCK.

         (a) The shares of Acquiror Common Stock to be issued and delivered to the Stockholders in the Merger in accordance with the provisions of this
Article II will not have been registered under the Securities Act of 1933, as amended (the "Securities Act") or under the securities laws of any state as of the Effective Time. Accordingly, such shares of Acquiror Common Stock will not be transferable except upon compliance with the Securities Act, any state securities laws, the rules, regulations and other administrative regulations promulgated under the Securities Act and any state securities laws and shall bear appropriate legends to this effect as set forth in Section 2.6 below. In addition, the shares of Escrow Stock shall contain a legend providing notice as to the Escrow Agreement.

         (b) The shares of Acquiror Common Stock to be issued and delivered to the Stockholders in the Merger in accordance with the provisions of this
Article II will also be subject to that certain Amended and Restated Stockholders Agreement, dated February 20, 1997, among Acquiror, General Atlantic Partners 34, L.P., GAP Coinvestment Partners, L.P., Raul Fernandez, The Mario M. Morino Trust and FBR Venture Capital Managers Inc. (collectively, the "Original Stockholders"), as amended by that certain Amendment No. 1 to Amended and Restated Stockholders Agreement, dated November 24, 1997, among the Original Stockholders and General Electric Capital Corporation (collectively, the "Stockholders' Agreement"). Each Stockholder acknowledges and agrees that such Stockholder has been given a copy of the Stockholders' Agreement and afforded ample opportunity to read it, and is thoroughly familiar with its terms. In addition to the other legends described in this Agreement, each Stockholder acknowledges and agrees that the certificates evidencing the shares of Merger Stock (including the Escrow Stock) will contain a legend providing notice as to the Stockholders' Agreement. At Closing, each Stockholder, Acquiror and the parties to the Stockholders' Agreement shall execute and deliver an Amendment No. 2 to Amended and Restated Stockholders Agreement in the form of Exhibit B hereto (the "Amendment No. 2 to Stockholders' Agreement").

         (c) Each Stockholder further acknowledges and agrees that such Stockholder may be deemed to be an "affiliate" of the Company as that term is used in SEC Accounting Series Release Nos. 130 and 135 (together, the "SEC Release") and Rule 145 of the rules and regulations of the SEC under the Securities Act. Accordingly, each Stockholder agrees not to sell, exchange, transfer, pledge or otherwise dispose of such Stockholder's interests in, or reduce such Stockholder's risk relative to, any of the (i) shares of Company Common Stock over which such Stockholder has or shares voting or dispositive power or (ii) shares of Acquiror Common Stock into which such shares of Company Common Stock are converted upon consummation of the Merger or upon the exercise of any Acquiror options, until such time as financial results covering at least thirty (30) days of post-Merger combined operations of Acquiror and the Company have been published by Acquiror within the meaning of the SEC Release. Each Stockholder understands that reducing such Stockholder's risk relative to such shares of Company Common Stock or Acquiror Common Stock includes, but is not limited to, using such shares to secure a non-recourse loan, purchasing a put option to sell such shares or otherwise entering a put agreement with respect to such shares.


    SECTION 2.6.       LEGEND.

         Each certificate representing Acquiror Common Stock issued to the Stockholders hereunder shall be stamped or otherwise imprinted with a legend (the "Legend") in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE HYPOTHECATED
    OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS UPON RECEIPT BY PROXICOM, INC. (THE "COMPANY") OF A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

    IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS ACCOUNTED FOR
    AS A "POOLING OF INTERESTS" AND MAY NOT BE SOLD, NOR MAY THE OWNER THEREOF REDUCE HIS OR HER RISKS RELATIVE THERETO IN ANY WAY, UNTIL SUCH TIME AS THE COMPANY HAS PUBLISHED THE FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF COMBINED OPERATIONS AFTER THE EFFECTIVE DATE OF THE MERGER THROUGH WHICH THE BUSINESS COMBINATION WAS EFFECTED.

         Such legend will also be placed on any certificate representing Acquiror securities issued subsequent to the original issuance of the Acquiror Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization, or upon the exercise of any Acquiror stock options, as long as the Acquiror Common Stock issued to the Stockholder pursuant to the Merger is subject to the restrictions set forth herein or in the Amendment No. 2 to Stockholders' Agreement.


    SECTION 2.7.       CONVERSION OF COMPANY STOCK OPTIONS.

         As of the Effective Time, each outstanding unexpired and unexercised option to purchase shares of Company Common Stock described on Schedule 3.4 hereto (each a "Stock Option"), shall automatically be converted into an option (each a "New Option") to purchase a number of whole shares of Acquiror Common Stock equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting) under such Stock Option multiplied by the Exchange Ratio, at a price per share of Acquiror Common Stock equal to the per-share option exercise price specified in such Stock Option divided by the Exchange Ratio. Nothing in this Section 2.7 shall affect the vesting schedule in effect for each Stock Option as of the date hereof, and each New Option shall have the same vesting schedule as in effect for the corresponding Stock Option as of the date hereof.

                                  ARTICLE III


       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

         The Company and the Stockholders jointly represent and warrant to Acquiror and Merger Sub as follows:


    SECTION 3.1.       ORGANIZATION AND QUALIFICATION.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the requisite power and authority to own, lease and operate its business as it is now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. The Company is duly qualified to conduct its business as a foreign corporation, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary.


    SECTION 3.2.       SUBSIDIARIES.

         The Company has no Subsidiaries and no equity interest or other investment in, nor has the Company made advances or loans to, any person.


    SECTION 3.3.       ARTICLES OF INCORPORATION AND BYLAWS.

         The Company has heretofore delivered to Acquiror a complete and correct copy of each of the articles of incorporation and bylaws of the Company, each as amended to date. Such articles of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.


    SECTION 3.4.       CAPITALIZATION.

         The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Company Common Stock, of which twenty-one million four hundred twenty-eight thousand six hundred (21,428,600) shares are issued and outstanding. All of the outstanding shares of capital stock of the Company are owned beneficially and of record by the Stockholders as set forth in Schedule 3.4, free and clear of all Encumbrances, except as set forth in
Schedule 3.4. Except as set forth in Schedule 3.4 there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Schedule 3.4, no shares of capital stock of the Company have been reserved for any purpose.


    SECTION 3.5.       AUTHORITY.

         The Company has the necessary corporate power and authority to enter into this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


    SECTION 3.6.       NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement and the Related Agreements by the Company do not, and the performance by the Company of its obligations under this Agreement and the Related Agreements will not, (i) conflict with or violate the articles of incorporation, bylaws or other organizational document of the Company, (ii) conflict with or violate any Laws applicable to the Company or to its Assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or to which any of its Assets is subject, except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches and defaults which would not have a Company Material Adverse Effect.

         (b) The Company's execution and delivery of this Agreement and the Related Agreements does not, and the Company's performance of this Agreement and the Related Agreements will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any court, arbitral tribunal, regulatory body, administrative agency or commission, whether national or foreign, or Government Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL and the DGCL, the filing of required notices and documentation under the California state securities Laws (the "California Blue Sky Laws"), and except where the failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not have a Company Material Adverse Effect and would not materially adversely affect the Company's performance of its obligations under this Agreement and the Related Agreements.


    SECTION 3.7.       COMPANY FINANCIAL STATEMENTS; NO LIABILITIES.

         The Company has furnished to Acquiror (a) the audited balance sheets of the Company as of December 31, 1995, 1996, and 1997, and the related audited statements of income and cash flows for the fiscal years then ended (such audited financial statements, including the schedules and notes thereto, collectively, the "Company Audited Financial Statements"); and (b) the unaudited balance sheet of the Company as of July 31, 1998, and the unaudited statements of income and cash flows for the seven-month period then ended (such unaudited financial statements, collectively, the "Company Unaudited Financial Statements" and together with the Company Audited Financial Statements, the "Company Financial Statements"). The Company Financial Statements referred to in this Section 3.7 present fairly the financial condition of the Company as of their respective dates and for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in the notes thereto and that the Company Unaudited Financial Statements do not contain all required footnotes and are subject to normal recurring year-end adjustments). Except as reflected in the balance sheet of the Company (the "Company Balance Sheet") as of July 31, 1998 (the "Company Balance Sheet Date"), the Company has no material liabilities, contingent or absolute, matured or unmatured.


    SECTION 3.8.       ACCOUNTS RECEIVABLE.

         The accounts receivable of the Company shown on the Company Balance Sheet, or acquired by the Company after the Company Balance Sheet Date, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of the Company, except to the extent of the allowance for doubtful accounts shown on the Company Balance Sheet.


    SECTION 3.9.       ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since the Company Balance Sheet Date, there has been no change or event that has caused or would cause a Company Material Adverse Effect. Since the Company Balance Sheet Date, the Company has conducted its business in the ordinary course, and the Company has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock; (b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds; (c) incurred any material loss of, or significant injury to, any of their respective Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (d) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the ordinary course of business; (e) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (f) sold, exchanged, transferred or otherwise disposed of any of its Assets other than in the ordinary course of business, or canceled any debts or claims; (g) written down the value of any of its Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (h) entered into any transactions other than in the ordinary course of business and consistent with its past practice; (i) made any change in any method of accounting or accounting practice; or (j) made any agreement or is otherwise legally obligated to do any of the foregoing.


    SECTION 3.10.      ASSETS.

         The Company is the sole and exclusive legal and equitable owner of and has good and marketable title to its Assets (except for Intellectual Property with respect to which the Company's representations and warranties are set forth in Section 3.14), free and clear of all Encumbrances. No person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Company's Assets. All of the personal property of the Company actively used in the conduct of its business is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

    SECTION 3.11.      LEASES.

         Schedule 3.11 lists and describes all leases and other agreements under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party, and which involve payments of more than Five Thousand Dollars ($5,000) individually (or Twenty Thousand Dollars ($20,000) in the aggregate for all such leases and other agreements) over its remaining term (including, without limitation, periods covered by any option to renew by either party). Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the knowledge of the Company, the other party or respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. With respect to each such lease and other agreement, (a) all necessary governmental approvals with respect thereto required to be obtained by the Company have been obtained, (b) all necessary filings or registrations therefor required to be made by the Company have been made, and (c) there have been no threatened cancellations thereof and no outstanding disputes thereunder. The Company has performed in all material respects all obligations thereunder required to be performed by the Company to date. The Company is not and, to the Company's knowledge, no other party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.


    SECTION 3.12.      CONTRACTS.

         (a) Except as set forth in Schedule 3.12, there are no agreements, contracts and commitments (whether written or oral) to which the Company is a party or by which the Company or any of its Assets are bound which involve payments of more than Five Thousand Dollars ($5,000) individually (or Twenty Thousand Dollars ($20,000) in the aggregate with all other such agreements, contracts and commitments) (collectively, the "Company Contracts"), including, without limitation, the following types of contracts and agreements: (i) employment, severance, termination, consulting and retirement agreements; (ii) license agreements or distributor, dealer, manufacturer's representative, sales agency and advertising agreements; (iii) agreements with any labor organization or other collective bargaining unit; (iv) agreements for the future purchase of materials, supplies, services, merchandise or equipment; (v) agreements for the purchase, sale or lease of any real estate or other Assets (excluding the license agreements described in clause (ii) above); (vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plans or agreements; (vii) agreements for the sale of Assets other than in the ordinary course of business or the grant of any preferential rights to purchase Assets; (viii) agreements which contain provisions requiring the Company to indemnify any person; (ix) joint venture agreements or other agreements involving the sharing of profits; (x) outstanding loans to any persons or entities or receivables due from any stockholders or any affiliates of the Company; (xi) agreements (including, without limitation, agreements not to compete and exclusivity agreements) that reasonably could be interpreted to impose any restriction on any business operations of the Company; (xii) agreements, notes and other instruments evidencing indebtedness for borrowed money and grants of Encumbrances on any of the Assets of the Company; (xiii) customer and client contracts; and (xiv) other agreement which by its terms does not terminate or is not terminable by the Company within thirty (30) days or upon thirty (30) days' (or less) notice. Schedule 3.12 includes a brief description of all oral Company Contracts of the types described in clauses (i) through (xiv) above.

         (b) All the Company Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Company and, to the knowledge of the Company, the other party or respective parties thereto. With respect to each such Company Contract, (i) all necessary governmental approvals with respect thereto required to be obtained by the Company have been obtained, (ii) all necessary filings or registrations therefor required to be made by the Company have been made, and (iii) there have been no threatened cancellations thereof and no outstanding disputes thereunder. The Company has performed in all material respects all obligations thereunder required to be performed by the Company to date. The Company is not and, to the Company's knowledge, no other party is in default in any material respect under any of the Company Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. True and complete copies of all Company Contracts have been delivered to Acquiror.


    SECTION 3.13.      REAL PROPERTY.

         Schedule 3.13 contains a list and brief description of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, leased, used or held for use by the Company (collectively, the "Company Real Property"). The Company does not hold any fee simple interest in any real estate. The Company Real Property described in Schedule 3.13 constitutes all real property interests necessary to conduct the business and operations of the Company as now conducted and is suitable and adequate for the uses for which it is currently devoted.

    SECTION 3.14       INTELLECTUAL PROPERTY.

         (a) Schedule 3.14(I)(A) and (B) set forth: (i) all registered and unregistered trademarks, service marks, trade names, maskworks, registered and, to the best of Company's knowledge, all unregistered copyrights, including the jurisdictions in which each such Intellectual Property right has been registered or in which any application for such registration has been filed, and (ii) subject to any exceptions set forth in Schedule 3.14(II)(A), all current written and, to the best of the Company's knowledge, oral license, sublicense, franchise and other agreements under which the Company licenses the Company Intellectual Property to third parties or pursuant to which the Company is authorized to use a third party's Intellectual Property. Schedule 3.14(I)(A) and (B) set forth whether the Company is the sole owner or joint owner or licensee of each item of Intellectual Property identified therein, and any license fees, royalties or similar compensation which, are payable or are due in the future from the Company.

         (b) Except as set forth in Schedule 3.14(II)(B), the Company either owns or has adequate rights to use all of the Intellectual Property that is necessary to and currently used for its business as now conducted, and the Company Software (as defined in Schedule 3.14(I)(A)(4)) is free and clear of Encumbrances and, to the best of Company's knowledge, all other Company Intellectual Property is free and clear of Encumbrances. Except as set forth in Schedule 3.14(II)(B), the Company has previously furnished to Acquiror evidence of either ownership by the Company of or license rights to use its Intellectual Property. Except as provided in Schedule 3.14(II)(B), the Company Software (as defined in Schedule 3.14(I)(A)(4)) and Company Custom Software either do not contain any third party Intellectual Property or, to the extent they contain third party Intellectual Property, the Company has adequate rights to include such third party Intellectual Property in the Company Software or Company Custom Software, as appropriate.

         (c) There are no pending or, to the best of the Company's knowledge, threatened claims against the Company alleging that the conduct of its business infringes any Intellectual Property rights of others. The Intellectual Property of the Company is not subject to any outstanding injunction, judgment, order, decree, ruling or charge. Except as set forth in
Schedule 3.14(II)(C) and to the best of the Company's knowledge, the Company has not engaged in unfair competition against any third party and the business of the Company as now conducted does not infringe any third party Intellectual Property rights.

         (d) To the best of the Company's knowledge, no third party is infringing upon any of the Company's Intellectual Property, and the Company has not notified any third party that it believes such third party is interfering with, infringing or misappropriating any of the Company's Intellectual Property or engaging in any act of unfair competition. Except as set forth in

Schedule 3.14(II)(D), the Company represents and warrants that it has the right to bring an action for the infringement of all of its Intellectual Property.

         (e) Except as set forth in Schedule 3.14(II)(E), each present or former employee, consultant, officer, director or stockholder of the Company has executed a confidentiality and nondisclosure agreement, and an Intellectual Property assignment agreement, substantially in the forms which have been furnished to Acquiror. All employees who contributed to the Company's Intellectual Property did so within the scope of their employment for the Company. The Company Software was developed by persons who are or were employees of the Company at the time of such development.

         (f) Except as set forth in Schedule 3.14(II)(E) and (F), any third party to which the Company has disclosed or allowed access to the proprietary and confidential Intellectual Property of the Company has executed a confidentiality and nondisclosure agreement with respect to such Intellectual Property.

         (g) To the best of the Company's knowledge, any hardware, software or firmware licensed or purchased by the Company from third parties, accurately processes date/time data (including but not limited to, calculating, comparing, and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations. The Company represents and warrants that the Company Software (as defined in Schedule 3.14(I)(A)(4)) and Company Custom Software accurately process date/time data (including but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations when either (A) used as standalone applications, or (B) integrated into or otherwise used in conjunction with the third party hardware, software, firmware and data ("Third Party Products") with which such Company Software or Company Custom Software, as the case may be, was designed or intended to operate at the time such Company Software or such Company Custom Software, as the case may be, was (i) developed for internal use or (ii) provided to the Company customers or tested by the Company for such customers, whichever is later. Notwithstanding the foregoing, the Company shall not be considered to be in breach of the representation and warranty in the immediately preceding sentence if the failure of such Company Software or Company Customer Software, as the case may be, to comply with such representation and warranty is attributable solely to (i) a failure by any Third Party Product to accurately process date/time data (including but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations; or (ii) any modification of the Company Software or Company Custom Software, as the case may be, by a Company customer following the provision of such Company Software or Company Custom Software, as the case may be, to such customer or the testing of the Company Software or Company

Custom Software, as the case may be, by the Company for such customer, whichever is later. The Company does not license or sell any hardware or firmware to third parties.


    SECTION 3.15.      ENVIRONMENTAL MATTERS.

         (a) The Company has complied and is in compliance in all material respects with all Environmental Laws (as defined below). The Company does not have any liability under any Environmental Law, nor is the Company responsible for any liability of any other person under any Environmental Law. There are no pending or, to the knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings based on, and the Company has not directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence, Release or threatened Release of Hazardous Materials at or from any part of the Company Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Company Real Property or the businesses or Assets of the Company; or (iv) any violation of Environmental Laws at any part of the Company Real Property or otherwise arising from the Company's activities involving Hazardous Materials.

         (b) There are no environmental permits of the Company that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the Merger, and no other consent, notification, approval or other action is required by the Company under any Environmental Law in order to consummate the Merger.

         (c)    As used herein, these terms shall have the following meanings:

                (i) "Environmental Laws" means all Laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health or safety, natural resources, or the environment.

                (ii) "Hazardous Materials" means wastes, substances, radiation, or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as a "pollutants", "contaminants", "hazardous materials", "hazardous wastes", "hazardous substances", "toxic substances", "radioactive materials", "solid wastes" or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Company Real Property or the Acquiror Real Property, as the case may be, cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon such Company Real Property or Acquiror Real Property, as the case may be, or to adjacent properties; (iv) without limitation, which contain polychlorinated biphenyl (PCBs), asbestos and asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

                (iii) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source (including, without limitation, the Company Real Property or Acquiror Real Property, as the case may be, and property adjacent thereto) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems at, on, from, above, or under the Company Real Property or Acquiror Real Property, as the case may be, or any other property at which Hazardous Materials originating on or from the Company Real Property or Acquiror Real Property, as the case may be, or the businesses or Assets of the Company or Acquiror, as the case may be, have been stored, treated or disposed.


    SECTION 3.16       ABSENCE OF LITIGATION.

         There are (a) no claims, actions, suits, investigations, or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its Assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, and
(b) no judgments, decrees, injunctions or orders of any Government Entity or arbitrator outstanding against the Company or any of its Assets.


    SECTION 3.17       POOLING OF INTERESTS.

         To the best knowledge of the Company and the Stockholders, neither the Company nor any of its directors, officers or stockholders has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests. The Stockholders are all of the "affiliates" of the Company (as such term is used in SEC Accounting Series Release Number 130 and Release Number 135 and Rule 145 under the Securities Act).

    SECTION 3.18.      BOOKS AND RECORDS.

         The books of account, stock records, minute books and other records of the Company are true and complete in all material respects, and the matters contained therein are appropriately and accurately reflected in the financial statements to the extent required to be reflected therein.


    SECTION 3.19.      TAXES AND ASSESSMENTS.

         (a) The Company has (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will have prior to the Effective Time) duly filed all Tax returns required to be filed by Company on or before the Effective Time with respect to all applicable Taxes (as defined below). No penalties or other charges are or will become due with respect to any of the Company's Tax returns as the result of the late filing thereof.
All of the Company Tax returns are (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will be) true and complete in all material respects. The Company: (i) has paid all Taxes due or claimed to be due by any taxing authority in connection with any of the Company Tax returns (without regard to whether or not such Taxes are shown as due on such Company Tax returns); or (ii) has established (or, in the case of amounts becoming due after the date hereof, prior to the Effective Time will have paid or established) in its financial statements provided to Acquiror adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the financial statements of the Company furnished to Acquiror are, to the Company's knowledge, sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and for which the Company may be liable or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

         (b) The Company, either in its own right or as a transferee, has not or on the Effective Time will not have any liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in financial statements furnished to Acquiror.

         (c) There is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of the Company, threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of the Company, threatened. The Company has not consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company, and no power of attorney granted by the Company with respect to any tax matters is currently in force.

         (d) The Company has furnished to Acquiror true and complete copies of all Company Tax returns and all written communications by or to the Company relating to any such Company Tax returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

         (e) Schedule 3.19 sets forth (i) all federal tax elections that currently are in effect with respect to Company, and (ii) all elections for purposes of foreign, state or local Taxes and all consents or agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon Company or its assets or operations after the Effective Time. Schedule 3.19 sets forth all changes in accounting methods for Tax purposes at any time made, agreed to, requested or required with respect to the Company.

         (f) The Company (i) is not and never has been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; (ii) has not executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Code apply to it; (iii) is not subject to Section 999 of the Code; (iv) is not a passive foreign investment company as defined in Section 1296(a) of the Code; and (v) is not a party to an agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes.


    SECTION 3.20.      EMPLOYMENT MATTERS.

         (a) Schedule 3.20 contains a true and complete list of names, positions and annual rates of compensation (including bonuses and other special compensation arrangements) of all current directors, officers and employees of the Company. With respect to any persons employed by the Company, the Company is in compliance with all Laws respecting employment conditions and practices, have withheld all amounts required by any applicable Laws to be withheld from wages or any Taxes or penalties for failure to comply with any of the foregoing.

         (b) There are no collective bargaining agreements applicable to any Company employees and the Company does not have a duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company.

         (c) With respect to any persons employed by the Company, (i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company before any Government Entity nor, to the knowledge of the Company, does any basis therefor exist.


    SECTION 3.21.      EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.21 sets forth a list of all of the pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, sabbatical, vacation, bonus, loans, medical, dental, vision care, disability, life insurance or other employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or for which the Company could incur a liability or any entity required to be aggregated with the Company (each, a "Company Commonly Controlled Entity") pursuant to Section 414 of the Code for the benefit of present and former employees or directors of the Company or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan", as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan".

         (b) Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or 501 of the Code has been determined by the Internal Revenue Service to be so qualified and to the Company's knowledge, no circumstances exist that could reasonably be expected by the Company to result in the revocation of any such determination. Each of the Company Benefit Plans is in compliance with their terms and the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to the Company or any Company Commonly Controlled Entity.

         (c) No Company ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in

Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. All contributions, premiums and other payments with respect to each Company ERISA Plan which have become due and payable have been paid.

         (d) No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Company Commonly Controlled Entity.

         (e) The Company has made available to Acquiror complete copies, as of the date hereof, of all of the Company Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument. The Company has made available to Acquiror complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Benefit Plans that are in the possession of the Company as of the date hereof.

         (f) No claim, lawsuit, arbitration or other action has been threatened or instituted against any Company Benefit Plan.

         (g) Except as contemplated by the terms of this Agreement, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Company Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

         (h) The Company does not maintain, contribute to, or in any way provide for any benefits of any kind (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

         (i) Neither the Company nor any Company Commonly Controlled Entity has (or could incur) any liability under Title IV of ERISA.


    SECTION 3.22.      TRANSACTIONS WITH RELATED PARTIES.

         Except for expense advances to employees in the ordinary course of business, no present or former officer, director, stockholder or person known by the Company to be an affiliate of the Company, nor any person known by the Company to be an affiliate of any such person, is currently a party to any transaction or agreement with the Company, including any agreement providing for any loans or advances in an amount in excess of One Thousand Dollars ($1,000) individually (or Five Thousand Dollars ($5,000) in the aggregate for all such agreements), the employment of, furnishing of services by, rental of their respective Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.


    SECTION 3.23.      INSURANCE.

         Schedule 3.23 contains a list of all insurance policies of title, property, fire, casualty, liability, life, worker's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the Company, true and correct copies of which have been made available to Acquiror. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies (a) are in full force and effect; (b) are sufficient for compliance by the Company with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company is a party; (c) are valid, outstanding, and enforceable policies; and (d) provide adequate insurance coverage for the respective Assets and the business and operations of the Company. There are no pending claims under any insurance policies and to the Company's knowledge there are no facts which would lead the Company to believe that the Company will likely receive a claim under any insurance policies.

    SECTION 3.24.      PERMITS.

         The Company holds all licenses and permits from Government Entities which are necessary for the conduct of its business, except where the failure to hold any such license or permit would not have a Company Material Adverse Effect.

    SECTION 3.25.      BROKERS.

         Except as set forth on Schedule 3.25 hereto, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


    SECTION 3.26.      MINUTE BOOKS.

         The minute books of the Company made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.


    SECTION 3.27.      REORGANIZATION TREATMENT.

         Neither the Company nor any Stockholder has taken, agreed to take, is obligated to take or intends to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.


    SECTION 3.28       HSR ACT COMPLIANCE.

         The "Person" (as that term is defined in the HSR Act and implementing regulations) in which the Company is included does not have total assets of One Hundred Million Dollars ($100,000,000) or more as stated on the last regularly prepared consolidated balance sheet of that "Person", and does not have annual net sales of One Hundred Million Dollars ($100,000,000) or more as stated on the last regularly prepared consolidated annual statement of income and expenses of that "Person".

    SECTION 3.29.      DISCLOSURE.

         No representations or warranties by the Company in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by the Company to Acquiror pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         In addition to the representations and warranties made by the Stockholders in Article III hereof, each Stockholder hereby severally represents and warrants, as to himself or herself, to Acquiror and Merger Sub as follows:

    SECTION 4.1.       AUTHORITY AND CAPACITY.

         Such Stockholder has full legal right, capacity, power and authority necessary to execute and deliver this Agreement and all other Related Agreements, to perform the obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Acquiror, Merger Sub and the other parties hereto and thereto, constitute legal, valid and binding obligations of such Stockholder, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights generally and by the applications of general principles of equity.


    SECTION 4.2.       ABSENCE OF VIOLATION.

         The execution, delivery and performance by such Stockholder of this Agreement and all other Related Agreements, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Laws applicable to the Stockholder; or (b) conflict with, or result in any material breach of, or constitute a default under, any agreement to which such Stockholder is a party or by which such Stockholder or such Stockholder's property is bound or affected.

    SECTION 4.3.       RESTRICTIONS AND CONSENTS.

         Such Stockholder's execution and delivery of this Agreement and the Related Agreements does not, and such Stockholder's performance of this Agreement and the Related Agreements will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any court, arbitral tribunal, regulatory body, administrative agency or commission or Government Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL.

    SECTION 4.4.       TITLE TO CAPITAL STOCK.

          The shares of Company Common Stock reflected on Schedule 3.4 as being owned by such Stockholder are the only shares of voting stock owned beneficially or of record by such Stockholder, and except as set forth in
Schedule 3.4, such Stockholder does not own any other options, warrants or rights to acquire shares of any class of capital stock of the Company. Such Stockholder has the sole power respecting voting and transfer of such Stockholder's shares, except, in the case of a married Stockholder, for the interests of such Stockholder's spouse. The shares of Company Common Stock of such Stockholder are now, and at all times prior to the Effective Time will be, owned as indicated on Schedule 3.4 by such Stockholder, free and clear of all Encumbrances, except as set forth on Schedule 3.4. In the case of each Stockholder who is married, such Stockholder's spouse has executed and delivered this Agreement and agrees to be bound by all of the provisions of this Agreement and the Related Agreements to the same extent as if such spouse were a Stockholder hereunder and thereunder.


    SECTION 4.5.       NON-REGISTRATION OF SECURITIES; PURCHASE FOR INVESTMENT
                       ONLY.

         (a) Except as otherwise provided in and by this Agreement, the Merger Stock issued to such Stockholder will be acquired for investment for such Stockholder's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Stockholder represents that the legal and beneficial interest of the Merger Stock issued to such Stockholder (including the Escrow Stock) will be held for such Stockholder's account only, and neither in whole or in part for any other person. Except as otherwise provided in and by this Agreement, such Stockholder further represents that such Stockholder has no present contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Merger Stock.

         (b) Such Stockholder understands and acknowledges that the offering of the Merger Stock pursuant to the Merger Agreement is being conducted on the basis of an exemption from registration under the Securities Act and that Acquiror's reliance upon such exemption is predicated upon such Stockholder's representations.

    SECTION 4.6. ABILITY OF STOCKHOLDER TO EVALUATE INVESTMENT AND BEAR ECONOMIC RISK.

         Such Stockholder further represents that he or she: (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Stockholder's prospective investment in the Merger Stock and such Stockholder's liabilities and obligations under this Agreement; (b) has received all of the information he has requested from Acquiror for deciding whether to accept the Merger Stock; (c) has the ability to bear the economic risks of such Stockholder's prospective investment; (d) is able, without materially impairing his financial condition, to hold the Merger Stock for an indefinite period of time and to suffer complete loss on his investment; (e) has been given sufficient time and opportunity to seek the advice of counsel regarding such Stockholder's liabilities and obligations hereunder; and (f) is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.


    SECTION 4.7.       WAIVER OF DISSENTER'S RIGHTS.

         Such Stockholder, by executing this Agreement, approves the Merger and all other transactions contemplated by this Agreement, and hereby waives any dissenter's rights to receive payment of the appraised value of such shares of the Company Common Stock pursuant to Sections 1300 through 1312 of the CGCL.


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants to the Company and the Stockholders as follows:


    SECTION 5.1.       ORGANIZATION AND QUALIFICATION.

         Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite power and authority to own, lease and operate its Assets and properties and to carry on its business as it is now being conducted and to perform the terms of this Agreement and the transaction contemplated hereby. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

    SECTION 5.2.       CERTIFICATE OF INCORPORATION AND BYLAWS.

         Acquiror has heretofore delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Acquiror, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.


    SECTION 5.3.       CAPITALIZATION.

         The authorized capital stock of Acquiror consists of: (i) twenty million (20,000,000) shares of Acquiror Common Stock, of which thirteen million ninety thousand seven hundred twenty-seven (13,090,727) shares are issued and outstanding (as of June 30, 1998, determined using the weighted average treasury stock method); and (ii) five million (5,000,000) shares of preferred stock, par value $.01 per share, of which two million one thousand four hundred eighty-three (2,001,483) shares are issued and outstanding (as of June 30, 1998, determined using the weighted average treasury stock method). Acquiror has made available to the Company true and complete information with respect to all outstanding options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in Acquiror, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of Acquiror. There are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Acquiror Common Stock have been, and the Merger Stock will be, duly authorized and validly issued in accordance with applicable laws and are and will be fully paid and nonassessable and not subject to preemptive rights. Acquiror has provided to the Company a true and accurate description of the capitalization of Acquiror before and immediately after the Merger, including a description of the shares of capital stock of Acquiror that have been reserved for any purpose.


    SECTION 5.4.       AUTHORITY.

         Acquiror has the necessary corporate power and authority to enter into this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of Acquiror, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


    SECTION 5.5.       NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement and the Related Agreements by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement and the Related Agreements will not, (i) conflict with or violate the certificate of incorporation, bylaws or other organizational document of Acquiror, (ii) conflict with or violate any Laws applicable to Acquiror or its Assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror is bound, or by which any of its Assets is subject, except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches and defaults which would not have an Acquiror Material Adverse Effect.

         (b) The execution and delivery of this Agreement and the Related Agreements by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any court, arbitral tribunal, regulatory body, administrative agency or commission, whether national or foreign, or Government Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL and the DGCL, the filing of required notices and documentation under the California Blue Sky Laws, and except where the failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not have an Acquiror Material Adverse Effect and would not materially adversely affect Acquiror's performance of its obligations under this Agreement and the Related Agreements.


    SECTION 5.6.       ACQUIROR FINANCIAL STATEMENTS; NO LIABILITIES.

         Acquiror has furnished to the Company (a) the audited balance sheets of Acquiror as of December 31, 1996, and 1997, and the related audited statements of income and cash flows for the fiscal years then ended (such audited financial statements, including the schedules and notes thereto, collectively, the "Acquiror Audited Financial Statements"); and (b) the unaudited balance sheet of Acquiror as of June 30, 1998 (the "Acquiror Balance Sheet Date"), and the unaudited statements of income and cash flows for the six-month period then ended (such unaudited financial statements, collectively, the "Acquiror Unaudited Financial Statements" and together with the Acquiror Audited Financial Statements, the "Acquiror Financial Statements"). The Acquiror Financial Statements referred to in this Section 5.6 present fairly the financial condition of Acquiror as of their respective dates and for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in the notes thereto and that the Acquiror Unaudited Financial Statements do not contain all required footnotes and are subject to normal recurring year-end adjustments). Except as reflected in the Acquiror Unaudited Financial Statements as of the Acquiror Balance Sheet Date, Acquiror has no material liabilities, contingent or absolute, matured or unmatured.


    SECTION 5.7.       ACCOUNTS RECEIVABLE.

         The accounts receivable of Acquiror shown on the Acquiror Balance Sheet, or acquired by Acquiror after the Acquiror Balance Sheet Date, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of Acquiror, except to the extent of the allowance for doubtful accounts shown on the Acquiror Balance Sheet.


    SECTION 5.8.       ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since the Acquiror Balance Sheet Date, there has been no change or event that has caused or would cause a Acquiror Material Adverse Effect and Acquiror has conducted its business in the ordinary course, and Acquiror has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock; (b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, except for issuances of options and shares of stock upon exercise of options in the ordinary course of business, or borrowed any funds (except for borrowings under Acquiror's credit facility in the ordinary course of business); (c) incurred any material loss of, or significant injury to, any of the Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (d) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the ordinary course of business; (e) mortgaged, pledged or subjected to any Encumbrance any of the Assets; (f) sold, exchanged, transferred or otherwise disposed of any of its Assets except in the ordinary course of business, or canceled any debts or claims; (g) written down the value of any Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (h) entered into any transactions other than in the ordinary course of business and consistent with past practice; (i) made any change in any method of accounting or accounting practice; or (j) made any agreement or is otherwise legally obligated to do any of the foregoing.


    SECTION 5.9.       ABSENCE OF LITIGATION.

         Except for the arbitration/mediation proceeding pending with Legislate, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any of its Assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, and (b) no judgments, decrees, injunctions or orders of any Government Entity or arbitrator outstanding against Acquiror or any of its Assets.


    SECTION 5.10.      BROKERS.

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.


    SECTION 5.11.      REORGANIZATION TREATMENT.

         Neither Acquiror nor the Merger Sub has taken, agreed to take, or intends to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.


    SECTION 5.12.      HSR ACT COMPLIANCE.

         The "Person" (as that term is defined in the HSR Act and implementing regulations) in which Acquiror is included does not have total assets of One Hundred Million Dollars ($100,000,000) or more as stated on the last regularly prepared consolidated balance sheet of that "Person", and does not have annual net sales of One Hundred Million Dollars ($100,000,000) or more as stated on the last regularly prepared consolidated annual statement of income and expenses of that "Person".


    SECTION 5.13.      ASSETS.

         Acquiror is the sole and exclusive legal and equitable owner of and has good and marketable title to its Assets (except for Intellectual Property with respect to which Acquiror's representations and warranties are set forth in Section 5.17), free and clear of all Encumbrances, except for Encumbrances arising under or pursuant to Acquiror's credit facility and Encumbrances incurred in the ordinary course of Acquiror's business. No person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of Acquiror's Assets. All of the personal property of Acquiror actively used in the conduct of its business is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.


    SECTION 5.14.      LEASES.

         Acquiror has provided to the Company access to all leases and other agreements under which Acquiror is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by Acquiror is held, operated or managed by a third party, and which involve payments of more than Five Thousand Dollars ($5,000) individually (or Twenty Thousand Dollars ($20,000) in the aggregate for all such leases and other agreements) over its remaining term (including, without limitation, periods covered by any option to renew by either party). Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, Acquiror and, to the knowledge of Acquiror, the other party or respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. With respect to each such lease and other agreement, (a) all necessary governmental approvals with respect thereto required to be obtained by Acquiror have been obtained, (b) all necessary filings or registrations therefor required to be made by Acquiror have been made, and (c) there have been no threatened cancellations thereof and no outstanding disputes thereunder. Acquiror has performed in all material respects all obligations thereunder required to be performed by Acquiror to date. Acquiror is not and, to Acquiror's knowledge, no other party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.


    SECTION 5.15.      CONTRACTS.

         (a) All the Acquiror Contracts (as defined below) are valid and in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, Acquiror and, to the knowledge of Acquiror, the other party or respective parties thereto, except where the failure of any such Acquiror Contract or Acquiror Contracts to be valid, in full force and effect, or to constitute a legal, valid, binding and enforceable obligation against Acquiror or the other parties thereto would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. With respect to each such Acquiror Contract, (i) all necessary governmental approvals with respect thereto required to be obtained by Acquiror have been obtained and (ii) all necessary filings or registrations therefor required to be made by Acquiror have been made, except in the case of the foregoing clauses (i) and (ii) where the failure to obtain any such approvals or make such filings and registrations would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. With respect to each such Acquiror Contract, (i) Acquiror has performed all obligations thereunder required to be performed by Acquiror to date and (ii) Acquiror is not and, to Acquiror's knowledge, no other party is in default under any of the Acquiror Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, except in the case of the foregoing clauses (i) and
(ii) for such nonperformance, events and defaults which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

         (b) As used herein, an "Acquiror Contract" shall mean any agreement, contract or commitment (whether written or oral) to which Acquiror is a party or by which Acquiror or any of its Assets is bound which involves payments of more than Five Thousand Dollars ($5,000) individually or Twenty Thousand Dollars ($20,000) in the aggregate with all other similar types of such agreements, contracts or commitments.


    SECTION 5.16.      REAL PROPERTY.

         Acquiror has provided to the Company access to all documentation evidencing all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, leased, used or held for use by Acquiror (collectively, the "Acquiror Real Property"). Acquiror does not hold any fee simple interest in any real estate. The Acquiror Real Property constitutes all real property interests necessary to conduct the business and operations of Acquiror as now conducted and is suitable and adequate for the uses for which it is currently devoted.


    SECTION 5.17.      INTELLECTUAL PROPERTY.

         (a) Acquiror either owns or has adequate rights to use all of the Intellectual Property that is necessary to and currently used for its business as now conducted. The software which Acquiror licenses to third parties is free and clear of Encumbrances, and to the best of Acquiror's knowledge, all other Acquiror Intellectual Property is free and clear of Encumbrances. All Acquiror Software either does not contain any third party Intellectual Property or, to the extent it contains third party Intellectual Property, Acquiror has adequate rights to include such third party Intellectual Property in such Acquiror Software.

         (b) There are no pending or, to the best of Acquiror's knowledge, threatened claims against Acquiror alleging that the conduct of its business infringes any Intellectual Property rights of others. The Intellectual Property of Acquiror is not subject to any outstanding injunction, judgment, order, decree, ruling or charge. To the best of Acquiror's knowledge, Acquiror has not engaged in unfair competition against any third party and the business of Acquiror as now conducted does not infringe any third party Intellectual Property rights.

         (c) To the best of Acquiror's knowledge, no third party is infringing upon any of Acquiror's Intellectual Property, and Acquiror has not notified any third party that it believes such third party is interfering with, infringing or misappropriating any of Acquiror's Intellectual Property or engaging in any act of unfair competition. Acquiror represents and warrants that it has the right to bring an action for the infringement of all of its Intellectual Property.

         (d) Each present or former employee, consultant, officer, director or stockholder of Acquiror has executed a confidentiality and nondisclosure agreement substantially in the form which has been made available to the Company, and an Intellectual Property assignment agreement.

         (e) Any third party to which Acquiror has disclosed or allowed access to the proprietary and confidential Intellectual Property of Acquiror has executed a confidentiality and nondisclosure agreement with respect to such Intellectual Property.

         (f) To the best of Acquiror's knowledge any hardware, software or firmware licensed or purchased by Acquiror from third parties, accurately processes date/time data (including but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations. Acquiror represents and warrants that Acquiror Software accurately processes date/time data (including but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations when either (A) used as a standalone application, or (B) integrated into or otherwise used in conjunction with the Third Party Products with which such Acquiror Software was designed or intended to operate at the time such Acquiror Software was (i) developed for internal use or (ii) provided to Acquiror customers or tested by Acquiror for such customers, whichever is later. Notwithstanding the foregoing, Acquiror shall not be considered to be in breach of the representation and warranty set forth in the immediately preceding sentence if the failure of such Acquiror Software to comply with such representation and warranty is attributable solely to (i) a failure by any Third Party Product to accurately process date/time data (including but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations; or (ii) any modification of the Acquiror Software by an Acquiror customer following the provision of such Acquiror Software to such customer or the testing of the Acquiror Software by Acquiror for such customer, whichever is later.


    SECTION 5.18.      ENVIRONMENTAL MATTERS.

         (a) Acquiror has complied and is in compliance in all material respects with all Environmental Laws. Acquiror does not have any liability under any Environmental Law, nor is Acquiror responsible for any liability of any other person under any Environmental Law. There are no pending or, to the knowledge of Acquiror, threatened actions, suits, claims, legal proceedings or other proceedings based on, and Acquiror has not directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to:
(i) the current or past presence, Release or threatened Release of Hazardous Materials at or from any part of the Acquiror Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Acquiror Real Property or the businesses or Assets of Acquiror; or (iv) any violation of Environmental Laws at any part of the Acquiror Real Property or otherwise arising from Acquiror's activities involving Hazardous Materials.

         (b) No consent, notification, approval or other action is required by Acquiror under any Environmental Law in order to consummate the Merger.


    SECTION 5.19.      POOLING OF INTERESTS.

         To the best knowledge of Acquiror, Acquiror has not taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.


    SECTION 5.20.      BOOKS AND RECORDS.

         The books of account, stock records, minute books and other records of Acquiror are true and complete in all material respects, and the matters contained therein are appropriately and accurately reflected in the financial statements to the extent required to be reflected therein.


    SECTION 5.21.      TAXES AND ASSESSMENTS.

         (a) Acquiror has (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will have prior to the Effective Time) duly filed all Tax returns required to be filed by Acquiror on or before the

Effective Time with respect to all applicable Taxes (as defined below). No penalties or other charges are or will become due with respect to any of Acquiror's Tax returns as the result of the late filing thereof. All of Acquiror Tax returns are (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will be) true and complete in all material respects. Acquiror: (i) has paid all Taxes due or claimed to be due by any taxing authority in connection with any of Acquiror Tax returns (without regard to whether or not such Taxes are shown as due on such Acquiror Tax returns); or (ii) has established (or, in the case of amounts becoming due after the date hereof, prior to the Effective Time will have paid or established) in its financial statements made available to the Company adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the financial statements of Acquiror made available to the Company are, to Acquiror's knowledge, sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and for which Acquiror may be liable or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

         (b) Acquiror, either in its own right or as a transferee, has not or on the Effective Time will not have any material liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in financial statements made available to the Company.

         (c) There is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of Acquiror, threatened in respect of any Taxes for which Acquiror is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of Acquiror, threatened. Acquiror has not consented to any waivers or extensions of any statute of limitations with respect to any taxable year of Acquiror. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against Acquiror, and no power of attorney granted by Acquiror with respect to any tax matters is currently in force.

         (d) Acquiror has made available to Acquiror true and complete copies of all Acquiror Tax returns and all written communications by or to Acquiror relating to any such Acquiror Tax returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

         (e) Acquiror has made available to the Company information regarding (i) all federal tax elections that currently are in effect with respect to Acquiror, and (ii) all elections for purposes of foreign, state or local Taxes and all consents or agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon Acquiror or its assets or operations after the Effective Time, and (iii) changes in accounting methods for Tax purposes at any time made, agreed to, requested or required with respect to Acquiror.

         (f) Acquiror (i) is not and never has been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; (ii) has not executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Code apply to it; (iii) is not subject to Section 999 of the Code; (iv) is not a passive foreign investment company as defined in Section 1296(a) of the Code; and (v) is not a party to an agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes.


    SECTION 5.22.      EMPLOYMENT MATTERS.

         (a) Acquiror has made available to the Company true and complete information regarding the names, positions and annual rates of compensation (including bonuses and other special compensation arrangements) of all current directors, officers and employees of Acquiror. With respect to any persons employed by Acquiror, Acquiror is in compliance with all Laws respecting employment conditions and practices, have withheld all amounts required by any applicable Laws to be withheld from wages or any Taxes or penalties for failure to comply with any of the foregoing.

         (b) There are no collective bargaining agreements applicable to any Acquiror employees and Acquiror does not have a duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by Acquiror.

         (c) With respect to any persons employed by Acquiror, (i) Acquiror has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and
(ii) there are no pending or, to the knowledge of Acquiror, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against Acquiror before any Government Entity nor, to the knowledge of Acquiror, does any basis therefor exist.

    SECTION 5.23.      EMPLOYEE BENEFIT PLANS.

         (a) Acquiror has made available to the Company copies of all of the pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, sabbatical, vacation, bonus, loans, medical, dental, vision care, disability, life insurance or other employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Acquiror or for which Acquiror could incur a liability or any entity required to be aggregated with Acquiror (each, an "Acquiror Commonly Controlled Entity") pursuant to Section 414 of the Code for the benefit of present and former employees or directors of Acquiror or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Acquiror Benefit Plans"). Any of the Acquiror Benefit Plans which is an "employee pension benefit plan", as that term is defined in
Section 3(2) of ERISA, is referred to herein as an "Acquiror ERISA Plan".

         (b) Each of the Acquiror Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or 501 of the Code has been determined by the Internal Revenue Service to be so qualified and to Acquiror's knowledge, no circumstances exist that could reasonably be expected by Acquiror to result in the revocation of any such determination. Each of the Acquiror Benefit Plans is in compliance with their terms and the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to Acquiror or any Acquiror Commonly Controlled Entity.

         (c) No Acquiror ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. All contributions, premiums and other payments with respect to each Acquiror ERISA Plan which have become due and payable have been paid.

         (d) No Acquiror Benefit Plan is or has been a Multiemployer Plan. Neither Acquiror nor any Acquiror Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by Acquiror or any Acquiror Commonly Controlled Entity.

         (e) Acquiror has made available to the Company complete copies, as of the date hereof, of all of the Acquiror Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument. Acquiror has made available to the Company complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Acquiror Benefit Plans that are in the possession of Acquiror as of the date hereof.

         (f) No claim, lawsuit, arbitration or other action has been threatened or instituted against any Acquiror Benefit Plan.

         (g) Except as contemplated by the terms of this Agreement, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of Acquiror (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Acquiror Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

         (h) Acquiror does not maintain, contribute to, or in any way provide for any benefits of any kind (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

         (i) Neither Acquiror nor any Acquiror Commonly Controlled Entity has (or could incur) any liability under Title IV of ERISA.


    SECTION 5.24.      TRANSACTIONS WITH RELATED PARTIES.

         Except for expense advances to employees in the ordinary course of business and except for the transactions and agreements previously disclosed to the Company, no present or former officer, director, stockholder or person known by Acquiror to be an affiliate of Acquiror, nor any person known by Acquiror to be an affiliate of any such person, is currently a party to any transaction or agreement with Acquiror, including any agreement providing for any loans or advances in an amount in excess of One Thousand Dollars ($1,000) individually (or Five Thousand Dollars ($5,000) in the aggregate for all such agreements), the employment of, furnishing of services by, rental of their respective Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.

    SECTION 5.25.      INSURANCE.

         Acquiror has made available to the Company true and correct copies of all insurance policies of title, property, fire, casualty, liability, life, worker's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of Acquiror. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies (a) are in full force and effect; (b) are sufficient for compliance by Acquiror with all requirements of applicable Law and of all licenses, franchises and other agreements to which Acquiror is a party; (c) are valid, outstanding, and enforceable policies; and (d) provide adequate insurance coverage for the respective Assets and the business and operations of Acquiror. There are no pending claims under any insurance policies and to Acquiror's knowledge there are no facts which would lead Acquiror to believe that Acquiror will likely receive a claim under any insurance policies.


    SECTION 5.26.      PERMITS.

         Acquiror holds all licenses and permits from Government Entities which are necessary for the conduct of its business, except where the failure to hold any such license or permit would not have a Acquiror Material Adverse Effect.


    SECTION 5.27.      MINUTE BOOKS.

         The minute books of Acquiror made available to the Company contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Acquiror through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.


    SECTION 5.28.      DISCLOSURE.

         No representations or warranties by Acquiror in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by Acquiror to the Company pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                                 OF MERGER SUB

         Acquiror and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:


    SECTION 6.1.       ORGANIZATION AND QUALIFICATION.

         Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.


    SECTION 6.2.       ARTICLES OF INCORPORATION AND BYLAWS.

         Merger Sub has heretofore made available to the Company a complete and correct copy of the articles of incorporation and the bylaws of Merger Sub, each as amended to date. Such articles of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its articles of incorporation or bylaws or other organizational or governing document.


    SECTION 6.3.       AUTHORITY.

         Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


    SECTION 6.4.       NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the articles of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Laws applicable to Merger Sub or its Assets, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub is bound, or by which any of its Assets is subject.

         (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL and the DGCL.


                                  ARTICLE VII

                                   COVENANTS


    SECTION 7.1.       AFFIRMATIVE COVENANTS.

         Each of the Company and Acquiror hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other party, it shall (a) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable Laws; (b) preserve intact its business organization, maintain its rights and contracts, use its best efforts to retain the services of its respective principal officers and key employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it; (c) keep its Assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) keep in full force and effect in all material respects insurance comparable in amount and scope of coverage to that currently maintained.

    SECTION 7.2.       NEGATIVE COVENANTS.

         Except as expressly contemplated by this Agreement or otherwise consented to in writing by the other party, from the date hereof until the Effective Time, each of the Company and Acquiror shall not do any of the following:

         (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable Law;

         (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock, except for the purposes of making tax payments by the Stockholders as a result of the Company's classification as an "S Corporation" within the meaning of Code Sections 1361 and 1362;

         (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

         (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities, except, in the case of Acquiror, for grants of options and issuances of Acquiror Common Stock upon the exercise of options in the ordinary course of business; or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

         (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a substantial portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of inventory in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures;

         (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its Assets, except for the granting of licenses to use Intellectual Property in the ordinary course of business;

         (g) propose or adopt any amendments to its articles of incorporation or bylaws;

         (h) (i) change any of its methods of accounting, (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable years ending December 31, 1996 and 1997, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles, consistently applied; or (iii) in the case of the Company, take any action, or permit any of the Stockholders to take any action, that would cause the Company to not be classified as an "S Corporation" within the meaning of Code Sections 1361 and 1362 at any time prior to the Effective Time;

         (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than trade payables incurred in the ordinary course of business consistent with past practices.

         (j) in the case of the Company, enter into or modify in any material respect any Company Contract and, in the case of Acquiror, enter into or modify in any material respect any Acquiror Contract, except for any modifications to Acquiror's existing lease of space for its Reston, Virginia, building in connection with the renewal thereof;

         (k) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article IX not being satisfied; or

         (l)    agree in writing or otherwise to do any of the foregoing.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS


    SECTION 8.1.       CONSENTS AND APPROVALS; FILINGS AND NOTICES.

         Each of the Company and Acquiror shall use reasonable efforts to as promptly as possible make all filings with, provide all notices to and obtain all consents and approvals from third parties required to be obtained by the Company in connection with the transactions contemplated hereunder, including all filings with, notices to and consents and approvals from any Government Entities and other persons.


    SECTION 8.2.       ACCESS TO INFORMATION.

         Each of the Company and Acquiror shall afford to the other party and such other party's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other material information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 8.2 shall affect or be deemed to modify any representation or warranty of any party contained herein. In the event of the termination of this Agreement, each of the Company and Acquiror shall destroy or deliver to the other party all confidential documents, work papers and other materials, and all copies thereof, obtained from the other party as a result of this Agreement or in connection herewith, whether obtained before or after the execution and delivery of this Agreement.


    SECTION 8.3.       CONFIDENTIALITY.

         Each of the parties hereto hereby agrees that disclosure of any and all information or knowledge obtained pursuant to this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be subject to the terms and conditions of the Confidentiality Agreement dated June 12, 1998, between the Company and Acquiror (the "Confidentiality Agreement").


    SECTION 8.4.       FURTHER ACTION; REASONABLE BEST EFFORTS.

         Subject to the terms and conditions herein provided, each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Government Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein.


    SECTION 8.5.       PUBLIC ANNOUNCEMENTS.

         The Company and the Stockholders on the one hand, and Acquiror and Merger Sub on the other hand, agree that neither will issue any press release or otherwise make any public statements concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party.


    SECTION 8.6.       NO SOLICITATION.

         During the term of this Agreement, neither the Company, any Stockholder nor any of their respective affiliates or any person acting on behalf of such party or affiliate shall (a) solicit or favorably respond to indications of interest from, or enter into negotiations with, any third party for any proposed merger, consolidation, sale or acquisition of the Company, the Assets or the Company Common Stock or (b) furnish or cause to be furnished any nonpublic information concerning the business to any person other than in the ordinary course of business or pursuant to applicable Laws and after prior written notice to Acquiror.


    SECTION 8.7.       EMPLOYEES.

         Each of the Company and Acquiror shall, subject to the terms and conditions of this Agreement, use its reasonable best efforts to encourage the current employees of the Company to continue their employment and relationship with the Company following the Effective Time.


    SECTION 8.8.       POOLING ACCOUNTING.

         Acquiror and the Company shall each use its reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and the Company shall use its reasonable efforts to cause its affiliates not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests.

    SECTION 8.9.       STOCKHOLDERS' COVENANTS NOT TO COMPETE

         (a) Each Stockholder acknowledges that the business of the Company and Acquiror are conducted throughout the United States, and acknowledges and recognizes the highly competitive nature of the industry in which such business is involved. Accordingly, in consideration of the premises contained herein, the consideration to be received by the Stockholders hereunder for the sale of the goodwill of the Company's business, and in consideration of and as an inducement to Acquiror to consummate the transactions contemplated hereby, each Stockholder covenants and agrees that during the Noncompete Period (as defined below), such Stockholder shall not, directly or indirectly: (i) engage in, participate in, represent in any way or be connected with, as officer, director, partner, owner, employee, agent, sales representative, distributor, independent contractor, consultant, proprietor, stockholder or otherwise, any Competitive Business (as defined below) in the United States; (ii) solicit (other than on behalf of the Company or Acquiror) business or contracts for any products or services of the type provided, developed or under development by the Company or Acquiror during the Noncompete Period, from or with (A) any person or entity which was a client of the Company or Acquiror for such products or services as of, or within twelve (12) months prior to the expiration of, the Noncompete Period, or (B) any prospective client which the Company or Acquiror was actively soliciting as of, or within twelve (12) months prior to the expiration of, the Noncompete Period; (iii) solicit or induce or attempt to solicit or induce any employee of the Company or Acquiror to leave the employ of the Company or Acquiror for any reason whatsoever, or hire any employee or any person who was an employee of the Company or Acquiror within the twelve (12) month period prior to such hiring; or (iv) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or Acquiror and any third party, including, without limitation, any customer, supplier or employee of the Company or Acquiror; provided, however, that the foregoing shall not preclude any Stockholder from owning, collectively, less than five percent (5%) of the securities of a company engaged in a Competitive Business as long as such securities are traded on a national securities exchange or reported on the NASDAQ National Market.

                The "Noncompete Period" for each Stockholder shall mean the period from and after the Effective Time until two (2) years after the Effective Time. A "Competitive Business" shall mean any business in which the Company or Acquiror is engaged at any time during the Noncompete Period.

         (b) The covenants contained in this Section 8.9 shall be construed as a series of separate and severable covenants which are identical in terms except for geographic coverage. The parties hereto agree that if in any proceeding, the tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law. Each party acknowledges that the covenants contained in this Section 8.9 are reasonable and necessary to protect the business and interests of the Company and Acquiror and that any violation of these covenants would cause substantial irreparable injury. Accordingly, each party agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that the Company and Acquiror, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of such covenants without the necessity of proving actual damage.

         (c) The obligations of each Stockholder under this Section 8.9 shall survive the Effective Time of the Merger.


    SECTION 8.11.      STOCKHOLDERS' NOMINEE ON ACQUIROR'S BOARD OF DIRECTORS.

         The Stockholders hereby nominate Brenda Wong to serve on Acquiror's Board of Directors. Prior to the Effective Time, Acquiror shall take such actions as may be reasonably necessary so that such nominee will be duly elected to the Acquiror's Board of Directors as a Class I Director, effective one (1) day after the Effective Time, to fill the vacancy created by the resignation of Christopher Capuano.


    SECTION 8.12.      SALE OF CERTAIN MERGER STOCK IN ACQUIROR'S IPO.

         Subject to the restrictions set forth in Section 2.5(c) of this Agreement, Acquiror shall use its reasonable efforts to include in the registration statement for an initial public offering of Acquiror Common Stock (an "IPO"), a number of shares of Acquiror Common Stock issued to each Stockholder in the Merger that is equal to the percentage of such Stockholder's Acquiror Common Stock as of the effective date of such IPO that is no less than the percentage of Acquiror Common Stock held by Raul Fernandez as of the effective date of such IPO that is included in such registration statement. Such inclusion shall be in the discretion of underwriters, and Acquiror makes no commitments regarding the amount of Merger Stock, if any, that the underwriters will permit to be included in such IPO. In connection with any such IPO, each Stockholder agrees to enter into an agreement reasonably requested by the representatives of the underwriters in the IPO, pursuant to which such Stockholder will agree not to offer, pledge, sell, contract to offer or sell or otherwise dispose of, any shares of Acquiror Common Stock beneficially owned by such Stockholder for such period after the effective date of the registration statement filed with the SEC in connection with the IPO as requested by such representatives, provided that all other directors of Acquiror and holders of ten percent (10%) or more of the outstanding shares of Acquiror Common Stock also so agree.

    SECTION 8.13.      ADDITIONAL ACQUIROR STOCK OPTIONS.

         In addition to the New Options, promptly after the Effective Time, Acquiror shall issue to certain employees of the Company such additional options to purchase shares of Acquiror Common Stock that, in the aggregate, equal options to acquire six hundred fifty thousand (650,000) shares of Acquiror Common Stock. Each such additional option shall have an exercise price of Ten Dollars ($10.00) per share of Acquiror Common Stock and shall be subject to the terms and conditions of Acquiror's Stock Option Plan.


                                   ARTICLE IX

                               CLOSING CONDITIONS


    SECTION 9.1.       CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB.

         The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

         (a) Representations and Warranties. The representations and warranties of the Company and the Stockholders made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate signed on behalf of the Company by the President of the Company to that effect and a certificate signed by each Stockholder to that effect.

         (b) Agreements and Covenants. The agreements and covenants of the Company and the Stockholders required to be performed on or before the Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate signed on behalf of the Company by the President of the Company to that effect with respect to the Company's covenants and agreements and a certificate signed by each Stockholder to that effect with respect to such Stockholder's covenants and agreements.

         (c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

         (d) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Merger or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by a party hereto.

         (e) Required Consents. The Company shall have delivered to Acquiror at or before Closing all consents or notices necessary to be obtained or made by the Company in connection with the transactions contemplated by this Agreement.

         (f) Pooling of Interests. Acquiror shall have received reasonable assurances from Price Waterhouse, in form and substance reasonably satisfactory to Acquiror that the Merger will qualify as a "pooling of interests" in accordance with generally accepted accounting principles.

         (g) Escrow Agreement. The Escrow Agent and the Stockholders' Representative shall have entered into the Escrow Agreement at or before Closing pursuant to which the Escrow Stock shall have been retained in escrow.

         (h) Legal Opinion. Acquiror shall have received an opinion from Preston Gates & Ellis LLP, counsel to the Company, in a form reasonably acceptable to Acquiror and its counsel.

         (i) Employment Agreements. The Employment Agreements shall remain in full force and effect.

         (j) Amendment No. 2 to Stockholders' Agreement. Each Stockholder shall have executed and delivered the Amendment No. 2 to Stockholders' Agreement.

         (k) Other Closing Documents. The Company shall have executed and/or delivered to Acquiror such additional documents, certificates, opinions and agreements as Acquiror may reasonably request.

    SECTION 9.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.

         The obligations of the Company and the Stockholders to effect the Merger and the other transactions contemplated in this Agreement are also subject to the fulfillment at or prior to the Effective Time of the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

         (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company and the Stockholders shall have received a certificate of the Chief Executive Officer of Acquiror and the President of Merger Sub to that effect.

         (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company and the Stockholders shall have received a certificate of the Chief Executive Officer of Acquiror and the President of Merger Sub to that effect.

         (c) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Merger or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by a party hereto.

         (d) Legal Opinion. The Company and the Stockholders shall have received opinions from Acquiror's General Counsel and Hogan & Hartson L.L.P., counsel to the Company, each in a form reasonably acceptable to the Company and its counsel.

         (e) No Acquiror Material Adverse Effect. Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred and be continuing.

         (f) Pooling of Interests. The Company and the Stockholders shall have received reasonable assurances from Price Waterhouse, in form and substance reasonably satisfactory to the Company, that the Merger will qualify as a "pooling of interests" in accordance with generally accepted accounting principles.

         (g) Escrow Agreement. The Company, Merger Sub and the Escrow Agent shall have entered into the Escrow Agreement at or before Closing pursuant to which the Escrow Stock shall have been retained in escrow.

         (h) Registration Rights Agreement. Acquiror and the other parties to Acquiror's Amended and Restated Registration Rights Agreement dated November 27, 1997, shall have executed and delivered the Amended and Restated Registration Rights Agreement in substantially the same form as Exhibit C hereto (the "Amended and Restated Registration Rights Agreement").

         (i) Amendment No. 2 to Stockholders' Agreement. Acquiror and each of the other parties to the Stockholders' Agreement shall have executed and delivered the Amendment No. 2 to Stockholders' Agreement.

         (j) Required Consents. Acquiror and Merger Sub shall have obtained all consents or made all notices necessary to be obtained or made by Acquiror or Merger Sub in connection with the transactions contemplated by this Agreement.

         (k) Other Closing Documents. Acquiror shall have executed and/or delivered to the Company such additional documents, certificates, opinions and agreements as the Company may reasonably request.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER


    SECTION 10.1.      TERMINATION.

         This Agreement may be terminated at any time prior to the Effective
Time:

         (a)    by mutual written consent of Acquiror and the Company;

         (b) by Acquiror if the Company or any Stockholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligations of Acquiror to close specified in Section 9.1 will not be satisfied and such breach has not been promptly cured within thirty (30) days following receipt by the Company of written notice of such breach;

         (c) by the Company if Acquiror or Merger Sub shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of the Company and the Stockholders to close specified in Section 9.2, will not be satisfied and such breach has not been promptly cured within thirty (30) days following receipt by Acquiror of written notice of such breach;

         (d) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Government Entity preventing or prohibiting consummation of the Merger shall have become final and non-appealable; or

         (e) by either Acquiror or the Company if the Effective Time has not occurred on or prior to September 30, 1998 (unless such date shall be extended by the mutual written consent of the Company and Acquiror); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the sole cause of, or resulted in, the failure of the Effective Time to occur by such date or the inability of such condition to be satisfied.


    SECTION 10.2.      EFFECT OF TERMINATION.

         If this Agreement is terminated pursuant to Section 10.1, this Agreement and all Related Agreements shall forthwith become void and there shall be no obligation on the part of any party hereto, except that the provisions of Sections 8.3 and 12.11 shall not be extinguished but shall survive such termination, and nothing herein shall relieve any party from liability for any breach hereof and each party shall be entitled to any remedies at law or in equity for such breach.


    SECTION 10.3.      AMENDMENT.

         This Agreement may not be amended except by an instrument in writing signed by the Company, Acquiror, Merger Sub and the Stockholders'
Representative.


    SECTION 10.4.      WAIVER.

         At any time prior to the Effective Time, one party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other party and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE XI

           SURVIVAL OF REPRESENTATIONS; ESCROW ARRANGEMENTS; REMEDIES


    SECTION 11.1.      SURVIVAL OF REPRESENTATIONS.

         All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement herein, shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive the Effective Time and shall remain in full force and effect as follows: (a) unless otherwise specified hereinbelow, representations, warranties, covenants and agreements shall survive for a period of twelve (12) months after the Effective Time, (b) the representations and warranties of the Company and the Stockholders set forth in Section 3.14(g) shall survive for a period of twenty four (24) months after the Effective Time,
(c) the representations and warranties of the Stockholders for matters relating to title to the Company Common Stock shall continue in full force and effect in perpetuity, (d) the covenants and agreements of the Stockholders set forth in Sections 2.5 and 8.9 shall survive until such covenants and agreements have been performed or discharged in full, (e) the covenants and agreements in this
Article XI shall continue in full force and effect until fully discharged, except for the indemnification obligations of the Stockholders set forth in
Section 11.2(c) which shall survive for a period of twelve (12) months after the Effective Time, and (f) any representation, warranty, covenant, indemnity or agreement that is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim until the final resolution thereof.


    SECTION 11.2.      INDEMNIFICATION BY THE STOCKHOLDERS; ESCROW
                       ARRANGEMENTS.

         (a) From and after the Effective Time and for the survival periods described in Section 11.1, each Stockholder, severally as to such Stockholder's representations, warranties, covenants and agreements, and jointly with the other Stockholders as to the Company's representations, warranties, covenants and agreements, hereby agrees to indemnify and hold harmless Acquiror, the Surviving Corporation, and their respective officers, directors, agents and representatives (collectively, the "Acquiror Indemnified Persons") from and against all Losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of (a) any inaccuracy or breach of a representation or warranty of the Company or any Stockholder, including, without limitation, the inaccuracy or breach of any representation or warranty in Section 3.20(a) hereof, (b) any failure by the Company or any Stockholder to perform or comply with any covenant or agreement contained in this Agreement, any Related Agreement or any document, certificate or agreement furnished pursuant to this Agreement, (c) any claim, demand or suit asserting that (i) any use by the Company of the Company Intellectual Property with respect to the trade name "Ibis" during the period prior to September 30, 1998, infringes or violates any trademark right of any third party, and (ii) any use by the Company of any other Company Intellectual Property during the period prior to the Effective Time infringes or violates any trademark right of any third party.

         (b) The Escrow Stock shall be available to the Acquiror Indemnified Persons to compensate them for any such Losses pursuant to the terms and conditions of the Escrow Agreement; provided, that, subject to the limitations and qualifications set forth in this Article XI, the indemnification obligations of the Stockholders hereunder shall survive until the expiration of the respective survival periods set forth in Section 11.1 notwithstanding the release of any Escrow Stock. Acquiror, for itself and on behalf of the other Acquiror Indemnified Persons, acknowledges and agrees that if any Acquiror Indemnified Persons shall bring a claim for monetary Losses under this Section
11.2 during the twelve (12) month period after the Effective Time, the Acquiror Indemnified Persons shall first seek to be compensated for such monetary Losses out of the Escrow Stock before seeking compensation for such monetary Losses against any other assets of the Stockholders; provided, however, that the foregoing shall not apply to any equitable remedies that may be available to the Acquiror Indemnified Persons, or for any claims for Losses arising out of a willful or intentional breach of representations, warranties or covenants by the Company or any Stockholder. Notwithstanding any other provision of this Agreement to the contrary, and except for (i) remedies that the Acquiror Indemnified Persons may have for Losses arising out of a willful or intentional breach of representations, warranties or covenants by the Company or any Stockholder, (ii) equitable remedies that may be available to the Acquiror Indemnified Persons, including, without limitation, a remedy of specific performance, and (iii) any remedies for Losses that the Acquiror Indemnified Persons may have in the event of a termination of this Agreement, Acquiror and Merger Sub acknowledge and agree that the maximum aggregate liability of the Stockholders pursuant to this Agreement or otherwise (including, without limitation, liability for any incidental, consequential or punitive damages), shall not exceed an amount equal to the number of shares of Escrow Stock issued as of the Effective Time, multiplied by Ten Dollars ($10.00), regardless of the form of action or theory of recovery. The parties acknowledge and agree that the Escrow Stock is being valued at $10.00 per share for such purpose.

         (c) Each Stockholder hereby irrevocably waives any and all right to recourse against the Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Stockholders or the Company in this Agreement. No Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company with respect to any liability of any Stockholder that may arise under or pursuant to this Agreement or the transactions contemplated hereby; provided, however, the foregoing waiver of recourse and contribution shall not apply in the case of a claim for Losses against the Stockholders to the extent that the Acquiror Indemnified Persons have a right to be fully compensated for such Losses under a liability insurance policy maintained by the Company prior to the Effective Time, or by the Surviving Corporation or Acquiror from and after the Effective Time; provided, further, however, that nothing herein shall obligate Acquiror or the Surviving Corporation to continue, carry or maintain any liability insurance policy.


    SECTION 11.3.      THIRD PARTY CLAIMS.

         The obligations and liabilities of the Stockholders pursuant to
Section 11.2 resulting from any Third Party Claim shall be subject to the following terms and conditions:

         (a) The Acquiror Indemnified Person seeking indemnification (the "Indemnified Party") must give the Stockholders (collectively, the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this
Article XI, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual material damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

         (b) Subject to Section 11.3(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

         (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the

Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) such Third Party Claim seeks injunctive or other equitable relief and there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 11.3(c), the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

         (d)    Anything in this Section 11.3 to the contrary notwithstanding,
(i) neither Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this Section 11.3, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 11.3, shall have an obligation to keep the other parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

         (e) Any claim for indemnification under this Article XI must be made (i) on or prior to the Claims Deadline (as defined in the Escrow Agreement) for any claims against the Escrow Stock, and (ii) on or prior to the expiration of the applicable survival period set forth in Section 11.1 otherwise.


    SECTION 11.4.      LIMITATION OF LIABILITY OF ACQUIROR AND MERGER SUB.

         Notwithstanding any other provision of this Agreement to the contrary, and except for (i) remedies that the Stockholders may have for Losses arising out of a willful or intentional breach of representations, warranties or covenants by Acquiror or Merger Sub, (ii) equitable remedies that may be available to the Stockholders to have the obligations of Acquiror hereunder and under the Related Agreements specifically performed, and (iii) any remedies for Losses that the Company or the Stockholders may have in the event of a termination of this Agreement, the Company and the Stockholders acknowledge and agree that the maximum aggregate liability of Acquiror and Merger Sub (taken as a whole) pursuant to this Agreement or otherwise (including, without limitation, liability for any incidental, consequential or punitive damages), shall not exceed an amount equal to the number of shares of Escrow Stock issued as of the Effective Time multiplied by Ten Dollars ($10.00), regardless of the form of action or theory of recovery.


                                  ARTICLE XII

                               GENERAL PROVISIONS


    SECTION 12.1.      NOTICES.

         All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

         (a)    If to Acquiror:

                Proxicom, Inc.
                11600 Sunrise Valley Drive
                Reston, Virginia  20191
                Telecopy: (703) 262-3201
                Attention:   Christopher Capuano, Esq.,
                             General Counsel

                With a copy (which shall not constitute notice) to:

                Hogan & Hartson L.L.P.
                555 Thirteenth Street, N.W.
                Washington, D.C.  20004
                Telecopier No.: (202) 637-5910
                Attention:   David B.H. Martin, Jr.

         (b)    If to the Company:

                IBIS Consulting, Inc.
                One Ecker Street, Suite 100
                San Francisco, California  94104
                Telecopier No.: (415) 820-2401
                Attention:   Brenda Wong
                             President

                With a copy (which shall not constitute notice) to:

                Preston Gates & Ellis LLP
                One Maritime Plaza
                San Francisco, California 94111
                Telecopier No.: (415) 788-8819
                Attention:   Lawrence B. Low

         (c)    If to the Stockholders:

                Brenda Wong
                c/o IBIS Consulting, Inc.
                One Ecker Street, Suite 100
                San Francisco, California  94104
                Telecopier No.: (415) 820-2401

                Scott McDonald
                c/o IBIS Consulting, Inc.
                One Ecker Street, Suite 100
                San Francisco, California  94104
                Telecopier No.: (415) 820-2401

                Vincent Hoenigman
                c/o IBIS Consulting, Inc.
                One Ecker Street, Suite 100
                San Francisco, California  94104
                Telecopier No.: (415) 820-2401

         Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


    SECTION 12.2.      CERTAIN DEFINITIONS.

         For purposes of this Agreement, the term:

             (a) "Acquiror Material Adverse Effect" means any material adverse effect on the Assets or the business, financial condition or results of operations of Acquiror taken as a whole.

             (b) "Acquiror Software" means the software developed by employees, consultants and independent contractors of Acquiror for Acquiror's internal use and/or provided to Acquiror customers, including any documentation relating to such software.

             (c) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

             (d) "Assets" shall mean the assets, rights and properties, whether owned, leased or licensed, real, personal or mixed, tangible or intangible, that are used, useful or held for use in connection with the business of an entity.

             (e) "business day" shall mean any day other than a day on which banks in the Commonwealth of Virginia are authorized or obligated to be closed.

             (f) "Company Custom Software" means the software developed by employees, consultants and independent contractors of the Company for the Company's internal use and/or provided to the Company customers, including any documentation relating to such software, but does not include the Company Software as defined in Schedule 3.14 (I)(A)(4).

             (g) "Company Material Adverse Effect" means any material adverse effect on the Assets or the business, financial condition or results of operations of the Company taken as a whole.

             (h) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

             (i) "Encumbrances" means mortgages, liens, pledges, encumbrances, security interests, deeds of trust, options, encroachments, reservations, orders, decrees, judgments, restrictions, charges, contract rights, claims or equity of any kind.

             (j) "Government Entity" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

             (k) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             (l) "Intellectual Property" means all inventions, improvements thereto, patents, patent applications, patent disclosures, trademarks, service marks, trade dress, logos, trade names, and corporate names, copyrights, maskworks, moral rights, know-how, computer software, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, business and marketing plans and proposals, and general intangibles of a like nature, trade secrets, licenses, and rights and filings with respect to the foregoing, and all reissues, extensions and renewals thereof.

             (m) "Laws" means all foreign, federal, state and local laws, statutes, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

             (n) "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

             (o) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

             (p) "Related Agreements" mean the Escrow Agreement, the Employment Agreements, the Amendment No. 2 to Stockholders' Agreement, the Amended and Restated Registration Rights Agreement and all other agreements entered into pursuant to this Agreement.

             (q) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

         (r) "Taxes" shall mean all federal, state, local and foreign taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration, fees, withholdings or other similar charges of every kind, character or description imposed by any governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

         (s) "Third Party Claim" means any claim or other assertion of liability by any third party.


    SECTION 12.3.      HEADINGS.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


    SECTION 12.4.      SEVERABILITY.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


    SECTION 12.5.      ENTIRE AGREEMENT.

         This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto), together with the Related Agreements and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings (including, without limitation, the Letter of Intent dated July 21, 1998, between Acquiror and the

Company), both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.


    SECTION 12.6.      SPECIFIC PERFORMANCE.

         The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.


    SECTION 12.7.      ASSIGNMENT.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Acquiror and Merger Sub shall have the right to assign this Agreement without the prior written consent of the Company to a direct or indirect subsidiary of Acquiror, but no such assignment shall relieve Acquiror or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


    SECTION 12.8.      THIRD PARTY BENEFICIARIES.

         This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 12.9.      GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, except that, to the extent applicable, the laws of the State of California shall govern the effectiveness and effect of the Merger.


    SECTION 12.10.     COUNTERPARTS.

         This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


    SECTION 12.11.     FEES AND EXPENSES.

         Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein; provided, however, that if the legal fees, costs and expenses of the Company exceed One Hundred Fifty Thousand Dollars ($150,000), then the Stockholders shall be jointly and severally liable for the amount of such excess.

         IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date first written above.


                                  PROXICOM, INC.


                                  By:     /s/ Raul Fernandez
                                     ----------------------------
                                  Name:   Raul Fernandez
                                       --------------------------
                                  Title:      CEO
                                        -------------------------


                                  PROXICOM MERGER SUB, INC.


                                  By:     /s/ Kenneth J. Tarpey
                                     ----------------------------
                                  Name:   Kenneth J. Tarpey
                                       --------------------------
                                  Title:      Director
                                        -------------------------


                                  IBIS CONSULTING, INC.


                                  By:     /s/ Brenda Wong
                                     ----------------------------
                                  Name:   Brenda Wong
                                       --------------------------
                                  Title:      President
                                        -------------------------


                                  STOCKHOLDERS


                                  /s/ Brenda Wong
                                  -------------------------------
                                  Brenda Wong

                                  /s/ [signature illegible]
                                  -------------------------------
                                  Spouse of Brenda Wong

                                  /s/ Scott McDonald
                                  -------------------------------
                                  Scott McDonald

                                  /s/ Vincent Hoenigman
                                  -------------------------------
                                  Vincent Hoenigman